United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2025

HOUSTON AMERICAN ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

801 Travis Street, Suite 1425

Houston, Texas 77002

(Address of principal executive offices, including zip code)

713-222-6966

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HUSA	NYSE American

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Keith Grimes from the Board of Directors

On August 1, 2025, Keith Grimes resigned from the Board of Directors (the “Board”), the audit committee and the nominating and corporate governance committee of Houston American Energy Corp. (the “Company”), effective the same date. The resignations were not due to any disagreement with the Company.

Appointment of Martha Crawford to the Board of Directors

Effective August 1, 2025, the Board appointed Martha Crawford as a member of the Board. Ms. Crawford will serve as a director until the next annual meeting of the Company’s stockholders, at which time she will stand for election until the annual meeting of the Company’s stockholders following her election, or her earlier resignation, retirement or other termination of service. Ms. Crawford will receive standard board compensation for her service as a director.

Ms. Crawford has over 30 years of experience in the energy, chemicals and finance industries. During her career, she has held positions of progressive responsibility and leadership in various industries. Since 2021, she has worked as Operating Partner at Macquarie Asset Management (MAM) and serves on the boards of two MAM-owned portfolio companies. Since 2019, she has served as CEO of ESG-FIN LLC and as an independent advisor to private equity firms, helping to assess potential targets in environmental infrastructure sectors. She served as an independent director of ALTRAN Technologies from 2015 to 2020 and an independent director of Suez SA from 2019 to 2022. From 1997 to 2016, Ms. Crawford was Chief Technology Officer for Areva (now Orana) and Air Liquide, leading international research and development operations. Having served on the Investment Committee at both companies, she is skilled at CPEX and project management. Ms. Crawford has MS and PhD degrees in Chemical and Environmental Engineering from Harvard University and an MBA from the French College des Ingénieurs. In 2022, she earned an Executive Certificate in Private Equity and Venture Capital from Columbia Business School. Her experience as a board member and at executive level makes her duly qualified to serve as a board member.

There are no arrangements or understandings between Ms. Crawford and any other persons pursuant to which she was named as a director of the Company. There are no related party transactions between Ms. Crawford and the Company that would require disclosure under Item 404(a) of Regulation S-K. Ms. Crawford was also appointed to serve on the Board’s audit committee and to be the Chairperson of the Board’s nominating and corporate governance committee.

In connection with the appointment, the Company and Ms. Crawford entered into an Indemnification Agreement (the “Indemnification Agreement”), a copy of which is attached hereto as Exhibit 10.1. The Indemnification Agreement requires the Company to indemnify the directors and officers to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance certain expenses incurred as a result of any proceeding against an officer or a director as to which such officer or director could be indemnified.

The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the full text of the form Indemnification Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 8.01	Other Events.

On August 4, 2025, the Company issued a press release announcing Martha Crawford’s appointment to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form Indemnification Agreement
99.1	Press Release dated August 4, 2025.
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: August 4, 2025
	By:	/s/ Edward Gillespie
	Name:	Edward Gillespie
	Title:	Chief Executive Officer